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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT
To the Board of Directors and Stockholders

     We consent to the use in this Amendment No. 2 to the Registration Statement relating to the shares of Common Stock of HLM Design, Inc. on Form S-1 of our report dated (i) November 11, 1997 on the financial statements of HLM Design, Inc. as of April 25, 1997 and for the period ended April 25, 1997, (ii) our report dated October 31, 1997 on the financial statements of Hansen Lind Meyer, Inc. as of April 26, 1996 and April 25, 1997 and for each of the three years in the period ended April 25, 1997 appearing in the Prospectus, which is a part of this Amendment No. 2 to the Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 13, 1998